Exhibit 99.1

FOR IMMEDIATE RELEASE: Bank7 Corp. Announces Q4 and Full Year 2021 Earnings

Oklahoma City, January 28, 2022 – Bank7 Corp. (NASDAQ: BSVN) ("the Company"), the parent company of Oklahoma City-based Bank7 (the "Bank"), today reported unaudited results for the fiscal quarter and year ended December 31, 2021. “2021 was certainly a challenging year, and clearly the pandemic-induced stress was the primary culprit; however, we are pleased to report record profits, even after incurring one-time costs associated with our acquisition of Cornerstone Bank. Our success is largely driven by our outstanding team members who are committed to their jobs and our core fundamentals. We are excited about 2022 and look forward to maximizing shareholder value, while also serving our communities by delivering top-notch banking products and services.” said Thomas L. Travis, President and CEO of the Company.

Three months ended December 31, 2021 compared to three months ended December 31, 2020:

-	Net income of $5.7 million compared to $4.7 million, an increase of 20.0%
-	Total assets of $1.4 billion compared to $1.0 billion, an increase of 32.8%
-	Total deposits of $1.2 billion compared to $905.5 million, an increase of 34.5%
-	Earnings per share of $0.63 compared to $0.52, an increase of 20.6%

For the year ended December 31, 2021 compared to the year ended December 31, 2020:

-	Net income of $23.2 million compared to $19.3 million, an increase of 20.2%
-	Total assets of $1.4 billion compared to $1.0 billion, an increase of 32.8%
-	Total deposits of $1.2 billion compared to $905.5 million, an increase of 34.5%

Both the Bank’s and the Company’s capital levels continue to be significantly above the minimum levels required to be designated as “well-capitalized” for regulatory purposes. On December 31, 2021, the Bank’s Tier 1 leverage ratio, Tier 1 risk based capital ratio, and total risk-based capital ratios were 10.46%, 11.53%, and 12.54%, respectively. On December 31, 2021, on a consolidated basis, the Company’s Tier 1 leverage ratio, Tier 1 risk based capital ratio, and total risk-based capital ratios were 10.46%, 11.53%, and 12.54%, respectively. Designation as a well-capitalized institution under regulations does not constitute a recommendation or endorsement by bank regulators.

About Bank7 Corp.

We are Bank7 Corp., a bank holding company headquartered in Oklahoma City, Oklahoma. Through our wholly-owned subsidiary, Bank7, we operate twelve locations in Oklahoma, the Dallas/Fort Worth, Texas metropolitan area and Kansas. We are focused on serving business owners and entrepreneurs by delivering fast, consistent and well-designed loan and deposit products to meet their financing needs. We intend to grow organically by selectively opening additional branches in our target markets as well as pursue strategic acquisitions.

Conference Call

Bank7 Corp. has scheduled a conference call to discuss its first quarter results, which will be broadcast live over the Internet, on Friday, January 28, 2022 at 1:00 p.m. Eastern Time. To participate in the call, dial 1-888-348-6421, or access it live over the Internet at https://www.webcaster4.com/Webcast/Page/2179/44221. For those not able to participate in the live call, an archive of the webcast will be available at https://www.webcaster4.com/Webcast/Page/2179/44221 shortly after the call for 1 year.

Cautionary Statements Regarding Forward-Looking Information

This communication contains a number of forward-looking statements. These forward-looking statements reflect Bank7 Corp.’s current views with respect to, among other things, future events and Bank7 Corp.’s financial performance. Any statements about Bank7 Corp.’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,”

“expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in (or conveyed orally regarding) this presentation may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this presentation should not be regarded as a representation by Bank7 Corp. or any other person that the future plans, estimates or expectations contemplated by Bank7 Corp. will be achieved.

These forward-looking statements are subject to significant uncertainties because they are based upon: the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws, regulations, and accounting principles; changes in regulatory standards and examination policies, and a variety of other matters. These other matters include, among other things, the impact of COVID-19 on the United States economy and our operations, the direct and indirect effect of economic conditions on interest rates, credit quality, loan demand, liquidity, and monetary and supervisory policies of banking regulators. Bank7 Corp. has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that Bank7 Corp. believes may affect its financial condition, results of operations, business strategy and financial needs. Bank7 Corp.’s actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. If one or more events related to these or other risks or uncertainties materialize, or if Bank7 Corp.’s underlying assumptions prove to be incorrect, actual results may differ materially from what Bank7 Corp. anticipates. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and Bank7 Corp. undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as may be required by law. All forward-looking statements herein are qualified by these cautionary statements.

Contact:

Thomas Travis
President & CEO
(405) 810-8600